Exhibit 99.1

EPAM Systems to Acquire Thoughtcorp, Expand North American Footprint, Gain Entrance into Telecommunication Industry and Expand Agile, Business Intelligence, and Mobile Competencies

Newtown, PA — May 23, 2012 – EPAM Systems, Inc. (NYSE: EPAM), a leading software engineering and IT Outsourcing (ITO) provider with development centers across Central and Eastern Europe (CEE), today announced it has agreed to acquire Thoughtcorp, a premier IT Consultancy and Software Solution Provider based in Toronto, Canada.

Founded in 1995 by current Co-CEO Kirk Robinson, Thoughtcorp has a 17-year history of successfully delivering high-value IT solutions and complex software applications to many of Canada’s most prominent companies within Telecommunication, Financial and Retail segments.

Arkadiy Dobkin, CEO and President of EPAM Systems said, “We are excited about the acquisition of Thoughtcorp, which expands our North American geographic footprint and strongly complements our global delivery capabilities with proven expertise in areas important for EPAM, such as Agile Development, Enterprise Mobility and Business Intelligence. In addition to strengthening our Financial and Retail verticals, Thoughtcorp brings significant telecommunications expertise positioning EPAM for future growth in this important sector.”

“Thoughtcorp matches our investment criteria for strategic fit, accretion and manageable execution risk. As part of our ongoing growth strategy, we will continue to evaluate opportunities to deepen our industry expertise and technology capabilities necessary to deliver complex mission-critical solutions,” continued Dobkin.

Thoughtcorp Co-CEO David Bercovitch said, “We’re really excited about the market opportunity this deal creates. Through the combination of our on-site technology expertise and EPAM’s global delivery capabilities, we plan to bring a new and attractive value proposition to the Canadian market as well as to our current blue-chip client base.”

“There is a natural fit between our companies and we are confident that this deal will provide a wide array of opportunities for our staff. We believe that through this transaction our combined company will be better positioned to grow and further gain market share in Canada,” added Thoughtcorp Founder and Co-CEO Kirk Robinson.

The total consideration for the deal is $17.4 million and will be paid via a combination of cash, restricted stock and assumption of certain liabilities. The acquisition is expected to close by the end of May 2012, and to be accretive to earnings beginning in 2012.

As a result, the Company is updating its guidance as follows:

•	Second quarter 2012 revenue is expected to be between $101 million and $103 million.

•	Second quarter 2012 non-GAAP diluted EPS is expected to be in the range of $0.30 to $0.32.

•	Full year 2012 revenue is expected to be between $418 million and $425 million, with non-GAAP net income growth in the range of 11% to 13%.

About EPAM Systems

Established in 1993, EPAM Systems, Inc. (NYSE: EPAM) is a leading global IT services provider with delivery centers throughout Central and Eastern Europe. Headquartered in the United States, EPAM employs over 7,300 IT professionals and provides services to clients worldwide using a global delivery model through its client management and delivery operations in the United States, Belarus, Hungary, Russia, Ukraine, UK, Germany, Kazakhstan, Sweden, Switzerland, Poland and Canada.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. EPAM undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

Contacts:

EPAM Systems, Inc.

Ilya Cantor, Chief Financial Officer

Phone: +1-267-759-9000 x64588

Fax: +1-267-759-8989

E-mail: investor_relations@epam.com